NEWS RELEASE

For Immediate Release

            WORLDHEART ANNOUNCES THE FIRST PATIENT IN THE U.S. TO BE
                  SUCCESSFULLY WEANED FROM THE NOVACOR(R) LVAS.


Oakland, CA, USA - June 28, 2005: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation , a global technology leader in mechanical circulatory support systems, announced today that at Yale-New Haven Hospital in Connecticut, a heart-failure patient became the first patient in the United States to be weaned successfully from the Novacor left ventricular assist system (LVAS).

A 45-year-old woman diagnosed with viral cardiomyopathy with severe biventricular failure and cardiogenic shock was implanted with a WorldHeart Novacor LVAS and a temporary right ventricular assist device, with the intention of bridging to heart transplantation. Over the ensuing days and weeks, her cardiac function stabilized and improved. Following successful removal of the right ventricular assist device, the decision was then made to attempt to wean the individual from the Novacor LVAS with the goal of possible explantation.

Dr. John Elefteriades, Professor at Yale University and Chief of Cardiovascular Surgery at Yale-New Haven Hospital commented: "After a successful weaning process over four days, the patient underwent removal of the Novacor LVAS which had been instrumental in saving her life. Despite the fact that the patient was listed for cardiac transplantation on the United Network for Organ Sharing list as a Status 1A patient, we felt that the native heart had recovered sufficiently to proceed with the explantation thus avoiding heart transplantation. The patient will be discharged home today".

Dr. Piet Jansen, WorldHeart's Chief Medical Officer, commented: "We are delighted with the successful outcome in this patient. It is the first time in the United States that a patient was successfully weaned from the Novacor LVAS. This illustrates the capability of the Novacor to unload the ventricle, providing an opportunity for recovery. In Europe, where bridge to recovery is an approved indication, the Novacor has been weaned successfully in nearly 40 cases."

Yale-New Haven Hospital has been using the Novacor LVAS as the primary choice for Bridge To Transplant since 1990. Dr. Elefteriades is also one of the Principal Investigators of the RELIANT Trial, which evaluates the Novacor LVAS for Destination Therapy.

About Novacor(R) LVAS:
The Novacor LVAS, a pump implanted alongside the patient's own heart to take over a large portion of the workload of the natural heart, supports end-stage heart failure


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          WORLD HEART CORPORATION - 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 - FAX: (510) 563-5004
                               www.worldheart.com
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patients. It is an electrically powered, pulsatile flow device with 20 years of clinical use. The Novacor LVAS has unprecedented reliability and durability. It is the first ventricular assist device to provide a recipient with more than 6 years of circulatory support and holds the industry record for support on a single pulsatile device, 4.8 years. To date, more than 1,600 patients have been supported with the Novacor, with over 600 patient-years of experience and no deaths attributed to device failure.

About the RELIANT Trial:
The RELIANT Trial (Randomized Evaluation of the Novacor(R) LVAS In A Non-Transplant Population) will evaluate the Novacor LVAS for Destination Therapy use by patients suffering from irreversible left ventricular failure who are not candidates for transplantation. Recipients will be randomized, on a 2:1 basis, to receive the Novacor LVAS or the HeartMate(R) XVE LVAS. The objective of the Trial is to demonstrate that use of the Novacor LVAS is superior to optimal medical therapy by demonstrating equivalence to HeartMate XVE LVAS, which has been evaluated and approved for such use. The Novacor LVAS has Category B status under the existing IDE that permits reimbursement by the Centers for Medicare and Medicaid Services (CMS) for implants within the Trial. Data from this Trial is expected to support a Pre-market Approval Supplement that will request approval for use of the Novacor LVAS by non-transplant eligible patients (Destination Therapy).

About World Heart Corporation:
World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with an additional facility in Heesch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

Forward -Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks associated with costs and delays posed by government regulation, limitations on third-party reimbursement, inability to protect proprietary technology, potential product liability, delays in the completion of or an unsuccessful result in the RELIANT Trial and other risks detailed in the Company's filings with the Securities and Exchange Commission, including its recently filed Proxy Statement and Amended Annual Report on Form 10-KSB/A for year ended 2004.

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Contact Information:
World Heart Corporation
Mr. Richard Juelis (510) 563-4713
Ms. Peggy Allman (510) 563-4721
www.worldheart.com